Exhibit 23


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the following Registration Statements of our report dated October 25, 2002, with respect to the consolidated financial statements of Kronos Incorporated included in this Annual Report (Form 10-K) for the year ended September 30, 2002.

- Form S-8 Nos. 333-08987 and 333-52209 pertaining to the 1992 Equity Incentive Plan;
- Form S-8 No. 33-49430, pertaining to the 1986A Stock Option Plan, 1992 Equity Incentive Plan and 1992 Employee Stock Purchase Plan;
- Form S-8 No. 333-36402 pertaining to the 1992 Employee Stock Purchase Plan;
  and
- Form S-8 No. 333-82370 pertaining to the 2002 Stock Incentive Plan




                                                 /s/ Ernst & Young LLP

Boston, Massachusetts
December 18, 2002